Exhibit 1.1

61,000,000 Shares

AMERICAN APPAREL, INC.

Common Stock

UNDERWRITING AGREEMENT

March 26, 2014

Roth Capital Partners, LLC

As Representative of the several underwriters

Named in Schedule I hereto

c/o Roth Capital Partners, LLC

888 San Clemente Drive

Newport Beach, CA 92660

Ladies and Gentlemen:

American Apparel, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the underwriters named in Schedule I hereto (the “Underwriters” or each, an “Underwriter”) for whom Roth Capital Partners, LLC is acting as representative (the “Representative”) an aggregate of 61,000,000 authorized but unissued shares (the “Underwritten Shares”) of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company.  The Company has granted the Underwriters the option to purchase an aggregate of up to 9,150,000 additional shares of Common Stock (the “Additional Shares”) as may be necessary to cover over-allotments made in connection with the offering.  The Underwritten Shares and Additional Shares are collectively referred to as the “Shares.”

The Company and the Underwriters hereby confirm their agreement as follows:

1.                                    Registration Statement and Prospectus.  The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-192863) under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations of the Commission thereunder (the “Rules and Regulations”), and such amendments to such registration statement (including post-effective amendments) as may have been required to the date of this Agreement and a preliminary prospectus supplement or “red herring” pursuant to Rule 424(b) under the Securities Act.  Such registration statement, as amended (including any post-effective amendments) has been declared effective by the Commission. Such registration statement, including amendments thereto (including post-effective amendments thereto) at such time, the exhibits and any schedules thereto at such time, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act at such time and the documents and information otherwise deemed to be a part thereof or included therein by Rule 430B under the Securities Act or otherwise pursuant to the Rules and Regulations at such time, is herein called the “Registration Statement.”  If the Company has filed or files an abbreviated registration statement pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term Registration Statement shall include such Rule 462 Registration Statement.

The Company is filing with the Commission pursuant to Rule 424(b) under the Securities Act a final prospectus supplement relating to the Shares to a form of prospectus included in the Registration Statement.  Such prospectus in the form in which it appears in the Registration Statement is hereinafter called the “Base Prospectus,” and such final prospectus supplement as filed, along with the Base Prospectus, is hereinafter called the “Final Prospectus.”  Such Final Prospectus and any preliminary prospectus supplement or “red herring,” in the form in which they shall be filed with the Commission pursuant to Rule 424(b) under the Securities Act (including the Base Prospectus as so supplemented) is hereinafter called a “Prospectus.”  Any reference herein to the Base Prospectus, the Final Prospectus or a Prospectus shall be deemed to include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act as of the date of such Prospectus.

For purposes of this Agreement, all references to the Registration Statement, the Rule 462 Registration Statement, the Base Prospectus, the Final Prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Interactive Data Electronic Applications system.  All references in this Agreement to financial statements and schedules and other information which is “described,” “contained,” “included,” “set forth,” “disclosed” or “stated” in the Registration Statement, the Rule 462 Registration Statement, the Base Prospectus, the Final Prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements, pro forma financial information and schedules and other information which is incorporated by reference in or otherwise deemed by the Rules and Regulations to be a part of or included in the Registration Statement, the Rule 462 Registration Statement, the Base Prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, the Rule 462 Registration Statement, the Base Prospectus, the Final Prospectus or the Prospectus shall be deemed to mean and include the subsequent filing of any document under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that is deemed to be incorporated therein by reference therein or otherwise deemed by the Rules and Regulations to be a part thereof.

2.                                    Representations and Warranties of the Company Regarding the Offering.

(a)                               The Company represents and warrants to, and agrees with, the Underwriters, as of the date hereof and as of the Closing Date (as defined in Section 4(c) below), except as otherwise indicated, as follows:

(i)                                  At each time of effectiveness, at the date hereof and at the Closing Date, the Registration Statement and any post-effective amendment thereto complied or will comply in all material respects with the requirements of the Securities Act and the Rules and Regulations and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  The Time of Sale Disclosure Package (as defined in Section 2(a)(iv)(A) below), as of the date hereof and at the Closing Date, and the Final Prospectus, as amended or supplemented, as of its date and at the Closing Date, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties set forth in the two immediately preceding sentences shall not apply to statements in or omissions from the Registration Statement, the Time of Sale Disclosure Package or any Prospectus in reliance upon, and in conformity with, written information furnished to the Company through the Representative by or on behalf of any Underwriter specifically for use in the preparation thereof, which written information is described in Section 8(f).  The Registration Statement contains all exhibits and schedules required to be filed as exhibits or schedules by the Securities Act or the Rules and Regulations.  No order preventing or suspending the effectiveness or use of the Registration Statement or any Prospectus is in effect and no proceedings for such purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated or threatened by the Commission.

(ii)                              The documents incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package and any Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Exchange Act including the rules and regulations thereunder, were filed on a timely basis with the Commission and none of such documents, when they were filed (or, if amendments to such documents were filed, when such amendments were filed), contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Any further documents so filed and incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act, and will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iii)                          The Company has not distributed any prospectus or other offering material in connection with the offering and sale of the Shares other than the Time of Sale Disclosure Package, the Final Prospectus, the Marketing Materials (as defined below) and any Permitted Free Writing Prospectus (as defined below), and the filing of the Registration Statement with the SEC.

(iv)                          (A) The Company has provided a copy to the Representative of each Issuer Free Writing Prospectus (as defined below) used in the sale of the Shares.  The Company has filed all Issuer Free Writing Prospectuses required to be so filed with the Commission, and no order preventing or suspending the effectiveness or use of any Issuer

Free Writing Prospectus is in effect and no proceedings for such purpose have been instituted or are pending, or, to the knowledge of the Company, are contemplated or threatened by the Commission.  When taken together with the rest of the Time of Sale Disclosure Package or the Final Prospectus, as of its date of first use and as of the Closing Date, no Issuer Free Writing Prospectus contains or will contain (1) any untrue statement of a material fact or omission to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (2) information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Final Prospectus.  The representations and warranties set forth in the immediately preceding sentence shall not apply to statements in or omissions from the Time of Sale Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus in reliance upon, and in conformity with, written information furnished to the Company through the Representative by or on behalf of any Underwriter specifically for use in the preparation thereof.  As used in this paragraph and elsewhere in this Agreement:

(1)                              “Time of Sale Disclosure Package” means the Base Prospectus, the Prospectus most recently filed with the Commission before the time of this Agreement, including any preliminary prospectus supplement deemed to be a part thereof, each Issuer Free Writing Prospectus as listed on Schedule III and any description of the transaction provided by the Underwriters included in Schedule II.

(2)                              “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, relating to the Shares that (A) is required to be filed with the Commission by the Company or (B) is exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) or (d)(8) under the Securities Act, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) under the Securities Act.  For the avoidance of doubt, the term “Issuer Free Writing Prospectus” shall not include any “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was prepared by any Underwriter or provided to any person by any Underwriter without the knowledge and consent of the Company.

(3)                              “Marketing Materials” means any roadshow or investor presentations delivered to and approved by the Representative for use in connection with the marketing of the Shares.

(B)                           At the time of filing of the Registration Statement and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act or an “excluded issuer” as defined in Rule 164 under the Securities Act.

(C)                           Each Issuer Free Writing Prospectus satisfied, as of its date of first use and at all subsequent times of its use through the Prospectus Delivery Period, all other conditions as may be applicable to its use as set forth in Rules 164 and 433 under the Securities Act, including any legend, record-keeping or other requirements.

(v)                              The financial statements of the Company, together with the related notes, included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and fairly present the financial condition of the Company as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with generally accepted accounting principles consistently applied throughout the periods involved, except as otherwise indicated therein.  No other financial statements, pro forma financial information or schedules are required under the Securities Act to be included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus.  Marcum LLP, which has expressed its opinion with respect to the audited financial statements and schedules included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus, is (A) an independent registered public accounting firm with respect to the Company within the Rules and Regulations and as required by the Securities Act and (B) a registered public accounting firm as defined by the Public Company Accounting Oversight Board (United States). The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(vi)                          The Company had a reasonable basis for, and made in good faith, each “forward-looking statement” (within the meaning of Section 27A of the Act or Section 21E of the Exchange Act) contained or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package, the Final Prospectus or the Marketing Materials.

(vii)                      All statistical or market-related data included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package, the Final Prospectus or the Marketing Materials, are based on or derived from sources that the Company reasonably believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources, to the extent required.

(viii)                  The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed or approved for listing on the NYSE MKT. Except as disclosed in the Registration Statement or Time of Sale Disclosure Package, there is no action pending by the Company or, to the Company’s knowledge, the NYSE MKT, to delist the Common Stock from the NYSE MKT, nor has the Company received any notification that the NYSE MKT is contemplating terminating such listing.  As of the Closing Date, the Shares will have been approved for listing on the NYSE MKT, subject to official notice of issuance.

(ix)                                The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(x)                              The Company is not and during the past three years neither the Company nor any predecessor was: (A) a blank check company as defined in Rule 419(a)(2) of the Securities Act, (B) a shell company, other than a business combination shell company, each as defined in Rule 405 of the Securities Act, or (C) an issuer for an offering of penny stock as defined in Rule 3a51-1 of the Exchange Act.

(xi)                          The Company is not and, after giving effect to the offering and sale of the Shares and the application of the net proceeds thereof, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(xii)                      The Company was at the time of filing, and as of the effective date of, the Registration Statement, eligible to use Form S-3 and, at the date hereof remains, permitted under the Securities Act to use the Registration Statement for the issuance of the Shares contemplated hereby.

(b)                              Any certificate signed by any officer of the Company and delivered to the Representative shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby.

3.                                    Representations and Warranties Regarding the Company.

(a)                               The Company represents and warrants to and agrees with, the Underwriters, except as set forth in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus, as follows:

(i)                                  Each of the Company and its significant subsidiaries (as such term is defined in Rule 1-02(w) of Regulation S-X) (A) has been duly organized and is validly existing as a corporation or other legal entity in good standing (or the foreign equivalent thereof) under the laws of its jurisdiction of incorporation or organization, (B) has the corporate or other legal entity power and authority to own its properties and conduct its business as currently being conducted and as described in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus, and (C) is duly qualified to do business as a foreign corporation or other legal entity in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the properties, business, prospects, operations, earnings, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or on the Company’s ability to perform its obligations in all material respects under this Agreement (“Material Adverse Effect”).

(ii)                              The Company has the corporate power and authority to enter into this Agreement and to authorize, issue and sell the Shares as contemplated by this Agreement.  This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or similar laws in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(iii)                          The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the issuance and sale of the Shares will not (A) result in a breach or violation of any of the terms and provisions of, or constitute a default under, any law, rule or regulation to which the Company or any subsidiary is subject, or by which any property or asset of the Company or any subsidiary is bound or affected, (B) conflict with, result in any violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, lease, credit facility, debt, note, bond, mortgage, indenture or other instrument (the “Contracts”) or obligation or other understanding to which the Company or any subsidiary is a party of by which any property or asset of the Company or any subsidiary is bound or affected, or (C) result in a breach or violation of any of the terms and provisions of, or constitute a default under, the Company’s charter or by-laws, except in the case of clauses (A), (B), and (C) for such breaches, violations, defaults or conflicts which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iv)                          Neither the Company nor any of its subsidiaries is (A) in violation of its certificate of incorporation, by-laws or other organizational documents, (B) in violation of any U.S. or non-U.S. federal, state or local statute, law (including, without limitation, common law) or ordinance or any judgment, decree, rule, regulation, order or injunction of any U.S. or non-U.S. federal, state, local or other governmental or regulatory authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization (each, a “Governmental Authority”), applicable to any of them or any of their respective properties, or (C) in breach of or default under any bond, debenture, note, loan or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their respective property is bound, except, in the case of clauses (B) and (C) for such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(v)                              All consents, approvals, orders, authorizations and filings required on the part of the Company and its subsidiaries in connection with the execution, delivery or performance of this Agreement by the Company have been obtained or made, other than (A) any such consents, approvals, orders, authorizations and required filings that will be obtained or made after the date of this Agreement under the Securities Act, the Exchange Act, the Rules and Regulations and applicable state and foreign securities laws in connection with the offer and sale of the Shares, (B) the listing of the Shares on the NYSE MKT, and (C) such consents, approvals, orders, authorizations and filings the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(vi)                          All of the issued and outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable securities laws, and conform in all material respects to the description thereof in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus.  Except for the issuance of Shares pursuant to this Agreement and except for the issuances of options or restricted stock in the ordinary course of business or periodic grants consistent with past practice, since the respective dates as of which information is provided in the Registration Statement, the Time of Sale Disclosure Package or the Prospectus, the Company has not entered into or granted any convertible or exchangeable securities, options, warrants, agreements, contracts or other rights in existence to purchase or acquire from the Company any shares of the capital stock of the Company.  The Shares, when issued, will be duly authorized and validly issued, fully paid and nonassessable, will be issued in compliance with all applicable securities laws, and will be free of preemptive, registration or similar rights.  Except with respect to those shares and equity interests subject to pledges under the Company’s and its subsidiaries’ debt agreements which agreements are described in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus, all of the outstanding shares of capital stock or other equity interests of each of the Company’s subsidiaries are owned, directly or indirectly, by the Company, free and clear of all liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind, other than those imposed by the organizational documents of such subsidiary, the Securities Act and the securities or “Blue Sky” laws of any U.S. state or non-U.S. jurisdictions.

(vii)                      The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(viii)                  The Company has implemented and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles as applied in the United States (“GAAP”), including, without limitation, that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (E) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(ix)                          All Tax (as hereinafter defined) returns required to be filed by the Company and its subsidiaries, except where the failure to file such return would not, individually or in the aggregate, have a Material Adverse Effect, have been filed and all such returns are true, complete and correct in all material respects.  All material Taxes that are due from the Company and its subsidiaries have been paid other than those (A) currently payable without penalty or interest or (B) being contested in good faith and by appropriate proceedings and for which adequate accruals have been established in accordance with GAAP. To the knowledge of the Company, there are no actual or proposed Tax assessments against the Company or any of its subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect. The accruals on the books and records of the Company and its subsidiaries in respect of any material Tax liability for any period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all U.S. and non-U.S. federal, state and local taxes and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

(x)                              Since the respective dates as of which information is given in the Registration Statement, the Time of Sale Disclosure Package or the Prospectus, (A) neither the Company nor any of its subsidiaries has incurred any liabilities or obligations, direct or contingent, that are, individually, or in the aggregate, material to the Company and its subsidiaries, taken as a whole, or entered into any transactions not in the ordinary course of business, that are, individually, or in the aggregate, material to the Company and its subsidiaries, taken as a whole, (B) the Company has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock, (C) there has not been any change in the capital stock of the Company or any of its subsidiaries (other than a change in the number of outstanding shares of Common Stock due to the issuance of shares upon the exercise of outstanding options or warrants or the issuance, repurchase or forfeiture of restricted stock awards or restricted stock units under the Company’s existing stock awards plan, or any new grants thereof in the ordinary course of business), (D) there has not been any material increase in the Company’s short-term debt or long-term debt, other than in the ordinary course of business, and (E) there has not been the occurrence of any Material Adverse Effect.

(xi)                          There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened by Governmental Authorities or by others against the Company or any of its subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect.

(xii)                      Each of the Company and its subsidiaries possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate its properties and to carry on its businesses as now conducted as described in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus (collectively, the “Permits”), except where the failure to possess such Permits would not, individually or in the aggregate, have a Material Adverse Effect; each of the Company and its subsidiaries has fulfilled and performed all of its obligations with respect to such Permits; no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination of any such Permit or has resulted, or after notice or lapse of time would result, in any other material impairment of the rights of the holder of any such Permit, except as would not, individually or in the aggregate, have a Material Adverse Effect; and none of the Company or its subsidiaries has received any notice of any proceeding relating to revocation or modification of any such Permit except, in each case, where such failure to fulfill or perform its obligations or such revocation, impairment or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(xiii)                  The Company and its subsidiaries have good and marketable title to all property (whether real or personal) described in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus as being owned by them that are material to the business of the Company, in each case free and clear of all liens, claims, security interests, other encumbrances or defects, except those that (A) secure borrowings and other obligations under the Company’s and its subsidiaries’ debt agreements which agreements are described in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus or (B) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property held under lease by the Company and its subsidiaries is held by them under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Company and its subsidiaries.

(xiv)                  The Company and each of its subsidiaries owns, is licensed under, or otherwise has the right to use, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, domain names and trade names (“Intellectual Property”) necessary for the conduct of the business of the Company and its subsidiaries as currently carried on and as described in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus.  Neither the Company nor any of its subsidiaries is a party to, or bound by, any material options, licenses, or agreements with respect to the intellectual property rights of any other person or entity that are necessary to be described in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus to avoid a material misstatement or omission and are not described therein.  The Company has not received written notice of any claims by any person challenging the use of any such Intellectual Property by the Company or any of its subsidiaries or questioning the validity or effectiveness of any Intellectual Property or any license related thereto, other than any claims that, if successful, would not, individually or in the aggregate, have a Material Adverse Effect.  None of the material Intellectual Property used by the Company or any of its subsidiaries has been obtained or is hereby used by the Company or any of its subsidiaries in violation of any contractual obligation binding on the Company or any of its subsidiaries or, to the Company’s knowledge in violation, of the intellectual property rights of any person.

(xv)                      There is no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xvi)                  The operations of the Company and its subsidiaries are and have been conducted at all times during the last three years in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

(xvii)              None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, employee or any agent or other person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (B) made any direct or indirect unlawful payment to any domestic government official, “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”) or employee from corporate funds, (C) violated or is in violation of any provision of the FCPA or any applicable non-U.S. anti-bribery statute or regulation, or (D) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, such foreign official or employee.

(xviii)          The Company and each of its subsidiaries is (A) in compliance with any and all applicable U.S. or non-U.S. federal, state and local laws and regulations relating to health and safety, or the pollution or the protection, of the environment or hazardous or toxic substances of wastes, pollutants or contaminants (“Environmental Laws”), (B) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses as currently conducted as described in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus and (C) has not received notice of any actual or potential liability for damages to natural resources or the investigation or remediation of any disposal, release or existence of hazardous or toxic substances or wastes, pollutants or contaminants, except, in each case, where such non-compliance with Environmental Laws, failure to receive and comply with required permits, licenses or other approvals or liability would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar U.S. or non-U.S. state or local Environmental Laws or regulation requiring the Company or any of its subsidiaries to investigate or remediate any pollutants or contaminants, except where such requirements would not, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business.

(xix)                  Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee, representative, agent or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares contemplated hereby, or lend, contribute or otherwise make available such proceeds to any person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xx)                      The Company and each of its subsidiaries and each ERISA Affiliate (as hereinafter defined) has fulfilled in all material respects its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to each “pension plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA, which the Company, its subsidiaries or any ERISA Affiliate sponsors or maintains, or with respect to which it has (or within the last three years had) any obligation to make contributions, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”).  None of the Company, its subsidiaries or any ERISA Affiliate has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA.  “ERISA Affiliate” means a corporation, trade or business that is, along with the Company or any Guarantor, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

(xxi)                  The Company and each of its subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged.  All material policies of insurance insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect.  The Company and each of its subsidiaries is in compliance with the terms of such policies and instruments in all material respects, and there are no material claims by the Company or any of each of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.  Neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, have a Material Adverse Effect.

(xxii)              (A) Neither the Company nor any of its subsidiaries is party to or bound by any collective bargaining agreement with any labor organization, (B) to the knowledge of the Company and its subsidiaries, no union organizing activities are taking place that could, individually or in the aggregate, reasonably be expected to have a

Material Adverse Effect, (C) no labor strike, work stoppage, slowdown or other material labor dispute is pending against the Company or any of its subsidiaries or, to the Company’s and its subsidiaries’ knowledge, threatened against the Company or any of its subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect, (D) there is no workers’ compensation liability, experience or matter that would have a Material Adverse Effect, (E) to the knowledge of the Company and its subsidiaries, there is no threatened or pending liability against the Company or any of its subsidiaries pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law that would, individually or in the aggregate, have a Material Adverse Effect, (F) there is no employment-related charge, complaint, grievance, investigation, unfair labor practice claim or inquiry of any kind, pending against the Company or any of its subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect, (G) to the knowledge of the Company and its subsidiaries, no employee or agent of the Company or any of its subsidiaries has committed any act or omission giving rise to liability for any violation identified in subsection (E) and (F) above, other than such acts or omissions that would not, individually or in the aggregate, have a Material Adverse Effect and (H) no term or condition of employment exists through arbitration awards, settlement agreements or side agreement that is contrary to the express terms of any applicable collective bargaining agreement.

(xxiii)          There are no claims, payments, issuances, arrangements or understandings for services in the nature of a finder’s, consulting or origination fee with respect to the introduction of the Company to the Underwriters or the sale of the Shares hereunder or any other arrangements, agreements, understandings, payments or issuances with respect to the Company that may affect the Underwriters’ compensation, as determined by FINRA.

(xxiv)          Except as disclosed to the Underwriters in writing or disclosed in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, the Company has not made any direct or indirect payments (in cash, securities or otherwise) to (i) any person, as a finder’s fee, investing fee or otherwise, in consideration of such person raising capital for the Company or introducing to the Company persons who provided capital to the Company, (ii) any FINRA member, or (iii) any person or entity that has any direct or indirect affiliation or association with any FINRA member within the 12-month period prior to the date on which the Registration Statement was filed with the Commission (“Filing Date”).

(xxv)              None of the net proceeds of the offering will be paid by the Company to any participating FINRA member or any affiliate or associate of any participating FINRA member, except as specifically authorized herein.

(xxvi)          To the Company’s knowledge, no (i) officer or director of the Company or its subsidiaries, (ii) owner of 5% or more of the Company’s unregistered securities or that of its subsidiaries or (iii) owner of any amount of the Company’s unregistered securities acquired within the 180-day period prior to the Filing Date, has any direct or indirect affiliation or association with any FINRA member.  The Company will advise the Underwriters and their counsel if it becomes aware that any officer, director or stockholder described in clause (ii) or (iii) above of the Company or its subsidiaries is or becomes an affiliate or associated person of a FINRA member participating in the offering.

(xxvii)      Other than the Underwriters, no person has the right to act as an underwriter or receive compensation as a financial advisor to the Company in connection with the issuance and sale of the Shares.

(xxviii)  None of the Company, or any of its subsidiaries or any officer or director, or, to the knowledge of the Company, any agent, distributor, affiliate, or representative of the Company or of any of its subsidiaries has any reason to believe that the Company or any of the foregoing persons or entities have taken any action in violation of, or which may cause the Company or any of its subsidiaries to be in violation of, any applicable U.S. law governing imports into or exports from the United States in connection with the Company’s products, including without limitation: any executive orders or regulations issued with respect to the laws referred to in this Section 3(xxx), the Arms Export Control Act (22 U.S.C.A. § 2778), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 CFR 120-130), the Export Administration Regulations (15 CFR 730 et seq.), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. laws of a similar nature.  To the Company’s knowledge, there has never been a claim or charge made, investigation undertaken, violation found, or settlement of any enforcement action under any of the laws referred to in this Section 3(xxviii) by any governmental entity with respect to matters arising under such laws against the Company, its subsidiaries, or against the agents, distributors, affiliates, or representatives of any of the foregoing in connection with their relationship with the Company.  The Company maintains a compliance program appropriate to the requirements of the aforementioned laws.

4.                                    Purchase, Sale and Delivery of Shares.

(a)                               On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to issue and sell the Underwritten Shares to the Underwriters, and the Underwriters agree, severally and not jointly, to purchase the respective numbers of Underwritten Shares set forth opposite the names of the Underwriters in Schedule I hereto.  The purchase price for each Underwritten Share shall be $0.47125 per share (the “Per Share Price”).

(b)                              On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company hereby grants to the Underwriters the option to purchase some or all of the Additional Shares and the Underwriters shall have the right to purchase all or any portion of the Additional Shares at the Per Share Price as may be necessary to cover over-allotments made in connection with the transactions contemplated hereby.  This option may be exercised by the Underwriters at any time (but not more than once) on or before the thirtieth day following the date hereof, by written notice to the Company (the “Option Notice”).  The Option Notice shall set forth the aggregate number of Additional Shares as to which the option is being exercised, and the date and time when the Additional Shares are to be delivered

(such date and time being herein referred to as the “Option Closing Date”); provided, however, that the Option Closing Date shall not be earlier than the Closing Date (as defined below) with respect to the Underwritten Shares nor earlier than the first business day after the date on which the option shall have been exercised nor later than the fifth business day after the date on which the option shall have been exercised unless the Company and the Representative otherwise agree.  Such Additional Shares shall be purchased, severally and not jointly, from the Company for the account of each Underwriter in the same proportion as the number of shares of Underwritten Shares set forth opposite such Underwriter’s name in Schedule I bears to the total number of shares of Underwritten Shares (subject to adjustment by the Underwriters to eliminate fractions).

Payment of the purchase price for and delivery of the Additional Shares shall be made on the Option Closing Date in the same manner and at the same office as the payment for the Underwritten Shares as set forth in subparagraph (c) below.

(c)                               The Underwritten Shares will be delivered by the Company to the Representative for the respective accounts of the Underwriters against payment of the purchase price therefor by wire transfer of same day funds payable to the order of the Company at the offices of Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660, or such other location as may be mutually acceptable, at 6:00 a.m. Pacific time, on the third (or if the Underwritten Shares are priced, as contemplated by Rule 15c6-1(c) under the Exchange Act, after 4:30 p.m. Eastern time, the fourth) full business day following the date hereof, or at such other time and date as the Representative and the Company determine pursuant to Rule 15c6-1(a) under the Exchange Act, or, in the case of the Additional Shares, at such date and time set forth in the Option Notice.  The time and date of delivery of the Underwritten Shares or the Additional Shares, as applicable, is referred to herein as the “Closing Date.”  If the Representative so elects, delivery of the Underwritten Shares and any Additional Shares may be made by credit through full fast transfer to the account at The Depository Trust Company designated by the Representative.

5.                                    Covenants.

(a)                               The Company covenants and agrees with the Underwriters as follows:

(i)                                  During the period beginning on the date hereof and ending on the later of the Closing Date and such date as the Prospectus is no longer required by law to be delivered in connection with sales by an underwriter or dealer (the “Prospectus Delivery Period”), prior to amending or supplementing the Registration Statement, including any Rule 462 Registration Statement, the Time of Sale Disclosure Package or the Prospectus, the Company shall furnish to the Representative for review and comment a copy of each such proposed amendment or supplement, and the Company shall not file any such proposed amendment or supplement to which the Representative reasonably objects; provided, that the foregoing shall not prohibit the Company from making such SEC filings required by law within the time periods required by law if prior to such filing the Company has given the Representative an opportunity to review and comment.

(ii)                              From the date of this Agreement until the end of the Prospectus Delivery Period, the Company shall promptly advise the Representative in writing, (A) of the receipt of any comments of, or requests for additional or supplemental information from, the Commission, (B) of the time and date of any filing of any post-effective amendment to the Registration Statement or any amendment or supplement to the Time of Sale Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus, (C) of the time and date that any post-effective amendment to the Registration Statement becomes effective and (D) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending its use or the use of the Time of Sale Disclosure Package or any Issuer Free Writing Prospectus, or of any proceedings to remove, suspend or terminate from listing or quotation the Common Stock from any securities exchange upon which it is listed for trading or included or designated for quotation, or of the threatening or initiation of any proceedings for any of such purposes.  If the Commission shall enter any such stop order at any time during the Prospectus Delivery Period, the Company will use its commercially reasonable efforts to obtain the lifting of such order at the earliest practicable time.  Additionally, the Company agrees during the Prospectus Delivery Period that it shall comply with the provisions of Rules 424(b), 430A and 430B, as applicable, under the Securities Act and will use its reasonable efforts to confirm that any filings made by the Company under Rule 424(b) or Rule 433 were received in a timely manner by the Commission (without reliance on Rule 424(b)(8) or 164(b) of the Securities Act).

(iii)                          (A) During the Prospectus Delivery Period, the Company will comply with all requirements imposed upon it by the Securities Act, as now and hereafter amended, and by the Rules and Regulations, as from time to time in force, and by the Exchange Act, as now and hereafter amended, so far as necessary to permit the continuance of sales of or dealings in the Shares as contemplated by the provisions hereof, the Time of Sale Disclosure Package, the Registration Statement and the Prospectus.  If during the Prospectus Delivery Period any event occurs the result of which the Prospectus (or if the Prospectus is not yet available to prospective purchasers, the Time of Sale Disclosure Package) would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary or appropriate in the opinion of the Company or its counsel or the Representative or its counsel to amend the Registration Statement or supplement the Prospectus (or if the Prospectus is not yet available to prospective purchasers, the Time of Sale Disclosure Package) to comply with the Securities Act or to file under the Exchange Act any document that would be deemed to be incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, the Company will, promptly following the time it becomes aware of such event, notify the Representative, allow the Representative the opportunity to provide reasonable comments on such amendment to the Registration Statement, supplement to the Prospectus or document, and will amend the Registration Statement or supplement the Prospectus (or if the Prospectus is not yet available to prospective purchasers, the Time of Sale Disclosure Package) or file such document (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(B)                           During the Prospectus Delivery Period, if at any time following the issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development the result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement or any Prospectus or included or would include, when taken together with the Time of Sale Disclosure Package or the Final Prospectus, an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Representative and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(iv)                          The Company shall cooperate with the Representative and the Representative’s counsel and will take or cause to be taken all commercially reasonable actions in connection with the qualification of the Shares for sale under the securities laws of such jurisdictions as the Representative reasonably designates and shall use commercially reasonable efforts to continue such qualifications in effect so long as reasonably required for the distribution of the Shares, except that the Company shall not be required in connection therewith to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified, to execute a general consent to service of process in any state or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject.

(v)                              The Company will furnish to the Representative and counsel for the Representative copies of the Registration Statement, each Prospectus, any Issuer Free Writing Prospectus, and all amendments and supplements to such documents, in each case promptly after they become available and in such quantities as the Representative may from time to time reasonably request.

(vi)                          The Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement (which need not be audited) covering a 12-month period that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Rules and Regulations.

(vii)                      The Company will pay or cause to be paid (A) all expenses (including transfer taxes allocated to the respective transferees) incurred by the Company in connection with the delivery to the Representative of the Shares, (B) all expenses and fees (including, without limitation, fees and expenses of the Company’s counsel) incurred by the Company in connection with the preparation, printing, filing, delivery, and shipping of the Registration Statement (including the financial statements therein and all amendments, schedules, and exhibits thereto), the Shares, the Time of Sale Disclosure Package, the Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto, (C) the fees and expenses of any transfer agent or registrar, (D) listing fees, if any, (E) all other costs and expenses incurred by the Company incident to the performance of its obligations hereunder that are not otherwise specifically provided for herein, (F) all reasonable filing fees incurred in connection with the qualification of the Shares for offering and sale by the Underwriters or by dealers under the securities or blue sky laws of the states and other jurisdictions that the Representative shall designate and (G) the reasonable filing fees incurred in connection with any required review and approval by FINRA of the terms of the sale of the Shares, and in connection with any FINRA filing.  If this Agreement is terminated by the Representative in accordance with the provisions of Section 6, Section 10 or Section 11, the Company will reimburse the Representative for all reasonable out-of-pocket costs (including, but not limited to, reasonable fees and disbursements of counsel, travel expenses, postage, facsimile and telephone charges) incurred by the Representative in connection with its investigation, preparing to market and marketing the Shares or in contemplation of performing its obligations hereunder.

(viii)                  The Company intends to apply the net proceeds from the sale of the Shares to be sold by it hereunder for the purposes set forth in the Time of Sale Disclosure Package and in the Final Prospectus.

(ix)                          The Company has not taken and will not take, directly or indirectly, during the Prospectus Delivery Period, any action designed to or which might reasonably be expected to cause or result in, or that has constituted, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(x)                              The Company represents and agrees that, unless it obtains the prior written consent of the Representative, and each Underwriters represents and agrees that, unless it obtains the prior written consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the free writing prospectuses included in Schedule II.  Any such free writing prospectus consented to by the Company and the Representative, is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied or will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record-keeping.

(xi)                          The Company hereby agrees that, without the prior written consent of the Representative, it will not, during the period ending 90 days after the date hereof (“Lock-Up Period”), (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; or (iii) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.  The restrictions contained in the preceding sentence shall not apply to (1) the Shares to be sold hereunder, (2) the issuance of Common Stock upon the exercise of options, rights or warrants (including anti-dilution rights) disclosed as outstanding in the Registration Statement (excluding exhibits thereto) or the Prospectus, or (3) the issuance of employee stock options not exercisable during the Lock-Up Period and the grant of restricted stock awards or restricted stock units pursuant to equity compensation plans described in the Registration Statement (excluding exhibits thereto) and the Prospectus.  Notwithstanding the foregoing, if (x) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Lock-Up Period, or (y) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this clause shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the Representative waives such extension in writing.

6.                                    Conditions of the Underwriter’s Obligations.  The obligations of the Underwriters hereunder to purchase the Shares are subject to the accuracy, as of the date hereof and at the Closing Date (as if made at the Closing Date), of all representations and warranties of the Company contained herein, the performance by the Company of its agreements and obligations hereunder and the following additional conditions:

(a)                               If filing of the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, is required under the Securities Act or the Rules and Regulations, the Company shall have filed the Prospectus (or such amendment or supplement) or such Issuer Free Writing Prospectus with the Commission in the manner and within the time period so required (without reliance on Rule 424(b)(8) or 164(b) under the Securities Act); the Registration Statement shall remain effective; no stop order suspending the effectiveness of the Registration Statement or any part thereof, any Rule 462 Registration Statement, or any amendment thereto, nor suspending or preventing the use of the Time of Sale Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus shall have been issued; no proceedings for the issuance of such an order shall have been initiated or threatened; any request of the Commission for additional information (to be included in the Registration Statement, the Time of Sale Disclosure Package, the Prospectus, any Issuer Free Writing Prospectus or otherwise) shall have been complied with to the Representative’s satisfaction.

(b)                              On the Closing Date, the Shares shall have been approved for listing on the NYSE MKT, subject to official notice of issuance.

(c)                               Prior to or on the Closing Date, FINRA shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements.

(d)                             On the Closing Date, there shall have been furnished to the Representative an opinion and a negative assurance letter of Skadden, Arps, Slate, Meagher & Flom LLP, each dated the Closing Date and addressed to the Representative, in form and substance reasonably satisfactory to the Representative.

(e)                               On the date hereof, the Representative shall have received a letter from Marcum LLP, addressed to the Representative and dated the date hereof, confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualifications of accountants under Rule 2-01 of Regulation S-X of the Commission, and confirming, as of the date of such letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Time of Sale Disclosure Package, as of a date not prior to the date hereof or more than five days prior to the date of such letter), the conclusions and findings of said firm, of the type ordinarily included in accountants’ “comfort letters” to underwriters, with respect to the financial information and other matters reasonably requested by the Representative.

(f)                                On the Closing Date, the Representative shall have received a letter (the “Bring-down Letter”) from Marcum LLP, addressed to the Representative and dated the Closing Date, confirming that, as of the date of such Bring-down Letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Time of Sale Disclosure Package, as of a date not more than five days prior to the date of such Bring-down Letter), the conclusions and findings of said firm, of the type ordinarily included in accountants’ “comfort letters” to underwriters, with respect to the financial information and other matters covered by its letter delivered to the Representative on the date hereof pursuant to paragraph (f) of this Section 6.

(g)                              At the time of the execution of this Agreement and at the Closing Date or the applicable Option Closing Date, as the case may be, the Representative shall have received a certificate, addressed to the Representative and dated as of such date, of the Chief Financial Officer of the Company, in form and substance satisfactory to the Representatives, substantially to the effect set forth in Exhibit B hereto.

(h)                              On the Closing Date, there shall have been furnished to the Representative a certificate, dated the Closing Date and addressed to the Representative, signed by the chief executive officer of the Company and the principal financial or accounting officer of the Company, in their capacity as officers of the Company, to the effect that:

(i)                                  The representations and warranties of the Company in this Agreement that are qualified by materiality or by reference to any Material Adverse Effect are true and correct in all respects, and all other representations and warranties of the Company in this Agreement are true and correct, in all material respects, as if made at and as of the Closing Date, and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

(ii)                              No stop order or other order (A) suspending the effectiveness of the Registration Statement or any part thereof or any amendment thereto, (B) suspending the qualification of the Shares for offering or sale, or (C) suspending or preventing the use of the Time of Sale Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus, has been issued, and, to their knowledge, no proceeding for that purpose has been instituted or is contemplated by the Commission or any state or regulatory body; and

(iii)                          There has been no occurrence of any event resulting or reasonably likely to result in a Material Adverse Effect during the period from and after the date of this Agreement and prior to the Closing Date.

(i)                                  On or before the date hereof, the Representative shall have received duly executed “lock-up” agreements, in the form attached hereto as Exhibit A, between the Representative and each of the Company’s executive officers and directors as set forth on Schedule IV.

(j)                                  The Company shall have furnished to the Representative and its counsel such additional documents, certificates and evidence as the Representative or its counsel may have reasonably requested.

If any condition specified in this Section 6 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representative by written notice to the Company at any time at or prior to the Closing Date specifying in reasonable detail the reason for such termination, and such termination shall be without liability of any party to any other party, except that Section 5(a)(vii), Section 8 and Section 9 shall survive any such termination and remain in full force and effect.

7.                                    Certain Agreements of the Underwriters.  Each of the Underwriters hereby represents and agrees that:  (A) it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus”, as defined in Rule 405 under the Securities Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Prospectus or a previously filed Issuer Free Writing Prospectus, (ii) any Issuer Free Writing Prospectus, or (iii) any free writing prospectus prepared by any Underwriter and approved by the Company in advance in writing; (B) it has not and will not, without the prior written consent of the Company, use any free writing prospectus that contains the final terms of the Shares unless such terms have previously been included in a free writing prospectus filed with the Commission; provided, however, that the Underwriters may use the information attached hereto as Schedule II without obtaining the Company’s consent; and (C) it is not subject to any pending proceeding under Section 8A of the Securities Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the Prospectus Delivery Period)

8.                                    Indemnification and Contribution.

(a)                               The Company agrees to indemnify, defend and hold harmless each of the Underwriters, its respective affiliates, directors and officers and employees, and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any losses, claims, damages or liabilities to which such Underwriter or such person may become subject, under the Securities Act or otherwise (including in settlement of any litigation if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including the information deemed to be a part of the Registration Statement at the time of effectiveness and at any subsequent time pursuant to Rules 430A and 430B of the Rules and Regulations, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) an untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Disclosure Package, the Prospectus, or any amendment or supplement thereto (including any documents filed under the Exchange Act and deemed to be incorporated by reference into the Registration Statement or the Prospectus), any Issuer Free

Writing Prospectus or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse such Underwriter for any legal or other expenses reasonably incurred by it in connection with evaluating, investigating or defending against such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action (or any such legal or other expense reasonably incurred in connection with the evaluation, investigation or defense thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Time of Sale Disclosure Package, the Prospectus, or any amendment or supplement thereto or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company through the Representative by or on behalf of such Underwriter specifically for use in the preparation thereof, which written information is described in Section 8(f).

(b)                              Each Underwriter will, severally and not jointly, indemnify, defend and hold harmless the Company, its affiliates, directors, officers and employees, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any losses, claims, damages or liabilities to which the Company or such person may become subject, under the Securities Act or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Underwriter), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Time of Sale Disclosure Package, the Prospectus, or any amendment or supplement thereto or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Time of Sale Disclosure Package, the Prospectus, or any amendment or supplement thereto or any Issuer Free Writing Prospectus, in the light of the circumstances under which they were made), not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Time of Sale Disclosure Package, the Prospectus, or any amendment or supplement thereto or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company through the Representative by or on behalf of such Underwriter specifically for use in the preparation thereof, which written information is described in Section 8(f), and will reimburse the Company for any legal or other expenses reasonably incurred by the Company or such person in connection with evaluating, investigating or defending against any such loss, claim, damage, liability or action.

(c)                               As promptly as is reasonably practicable after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to any indemnified party except to the extent such indemnifying party has been materially prejudiced by such failure.  In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of the indemnifying party’s election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that if (i) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (ii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party), or (iii) the indemnifying party has not in fact employed counsel reasonably satisfactory to the indemnified party to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, the indemnified party shall have the right to employ a single counsel to represent it in any claim in respect of which indemnity may be sought under subsection (a) or (b) of this Section 8, in which event the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party or parties and reimbursed to the indemnified party as incurred; it being understood that the indemnifying party shall not be liable for the expenses of more than one separate counsel (plus local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is a party or could be named and indemnity was or would be sought hereunder by such indemnified party, unless such settlement, compromise or consent (a) includes an unconditional release of such indemnified party from all liability for claims that are the subject matter of such action, suit or proceeding and (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)                             If the indemnification provided for in this Section 8 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering and sale of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Underwriters on the other hand shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Final Prospectus.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Representative by or on behalf of any Underwriter and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this subsection (d) were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the first sentence of this subsection (d).  The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim that is the subject of this subsection (d).  Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount of such Underwriters’ commissions referenced in Section 4(a) actually received by such Underwriter pursuant to this Agreement.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)                               The obligations of the Company under this Section 8 shall be in addition to any liability that the Company may otherwise have and the benefits of such obligations shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act; and the obligations of each Underwriter under this Section 8 shall be in addition to any liability that such Underwriter may otherwise have and the benefits of such obligations shall extend, upon the same terms and conditions, to the Company and officers, directors and each person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

(f)                                For purposes of this Agreement, the Representative confirms, and the Company acknowledges, that there is no information concerning the Underwriters furnished in writing to the Company through the Representative by or on behalf of any Underwriter specifically for preparation of or inclusion in the Registration Statement, the Time of Sale Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus, other than the statements set forth in the last paragraph on the cover page of the Prospectus, the marketing and legal names of each Underwriter and the statements set forth in the “Underwriting” section of the Prospectus and Time of Sale Disclosure Package, only insofar as such statements relate to the amount of selling concession and re-allowance or to over-allotment, stabilization and related activities that may be undertaken by the Underwriters.

9.                                    Representations and Agreements to Survive Delivery.  All representations, warranties, and agreements contained herein or in certificates delivered pursuant hereto, including, but not limited to, the agreements of the Underwriters and the Company contained in Section 5(a)(vii) and Section 8 hereof, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Underwriter or any controlling person thereof, or the Company or any of its officers, directors, employees, or controlling persons, and shall survive delivery of, and payment for, the Shares to and by the Underwriters hereunder.

10.                            Default of One or More of the Several Underwriters. If, on the Closing Date or any Option Closing Date, as the case may be, any one or more of the several Underwriters shall fail or refuse to purchase Shares that it or they have agreed to purchase hereunder on such date, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase does not exceed 10% of the aggregate number of the Shares to be purchased on such date, the Representative may make arrangements satisfactory to the Company for the purchase of all, but not less than all, of such Shares by other persons, including any of the non-defaulting Underwriters, or any other underwriter, but if no such arrangements are made by such date, the non-defaulting Underwriters shall be obligated, severally and not jointly, in the proportions that the number of Underwritten Shares set forth opposite their respective names in Schedule I bears to the aggregate number of Underwritten Shares set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as may be specified by the Representative with the consent of the non-defaulting Underwriters, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date. If, on the Closing Date or the applicable Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Shares and the aggregate number of Shares with respect to which such default occurs exceeds 10% of the aggregate number of Shares to be purchased on such date, and arrangements satisfactory to the Representative and the Company for the purchase of such Shares are not made within 36 hours after such default, this Agreement or the obligation to purchase Shares on an Option Closing Date, as applicable, shall terminate without liability on the part of any non-defaulting Underwriter, except that the provisions of Sections 5, 8, 9 and 13 shall at all times be effective and shall survive such termination. In any case where such a default does not result in a termination of this Agreement or the obligation of the Underwriters to purchase Shares on an Option Closing Date, either the Representative or the Company shall have the right to postpone the Closing Date or the applicable Option Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Registration Statement, the Time of Sale Disclosure Package or the Prospectus or any other documents or arrangements may be effected.

As used in this Agreement, the term “Underwriter” shall be deemed to include any person substituted for a defaulting Underwriter under this Section 10. Any action taken under this Section 10 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

11.                            Termination of this Agreement.

(a)                               The Representative shall have the right to terminate this Agreement by giving notice to the Company as hereinafter specified at any time at or prior to the Closing Date, if (i) there has occurred any material adverse change in the securities markets or any event, act or occurrence that has materially disrupted, or in the judgment of the Representative, will in the future materially disrupt, the securities markets or there shall be such a material adverse change in general financial, political or economic conditions or the effect of international conditions on the financial markets in the United States, in each case such as to make it, in the judgment of the Representative, inadvisable or impracticable to market the Shares or enforce contracts for the sale of the Shares, (ii) trading in the Company’s Common Stock shall have been suspended by the Commission or the NYSE MKT or trading in securities generally on the Nasdaq Global Market, New York Stock Exchange or NYSE MKT shall have been suspended, (iii) minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required, on the Nasdaq Global Market, New York Stock Exchange or NYSE Amex, by such exchange or by order of the Commission or any other Governmental Authority having jurisdiction, (iv) a banking moratorium shall have been declared by federal or New York state authorities, (v) there shall have occurred any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration by the United States of a national emergency or war, any substantial change or development involving a prospective substantial change in United States or international political, financial or economic conditions or any other calamity or crisis, in each case the effect of which is material and adverse such as to make it, in the judgment of the Representative, impracticable or inadvisable to proceed with the completion of the sale of and payment for the Shares, (vi) the Company suffers any loss by strike, fire, flood, earthquake, accident or other calamity, whether or not covered by insurance, in ease case the effect of which is material and adverse such as to make it, in the judgment of the Representative, impracticable or inadvisable to proceed with the completion of the sale of and payment for the Shares or (vii) in the judgment of the Representative, there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change in the properties, business, prospects, operations, earnings, results of operations or financial condition of the Company and its subsidiaries considered as a whole, whether or not arising in the ordinary course of business.  Any such termination shall be without liability of any party to any other party except that the provisions of Section 5(a)(vii) and Section 8 hereof shall at all times be effective and shall survive such termination.

(b)                              If the Representative elects to terminate this Agreement as provided in this Section, the Company shall be notified promptly by the Representative by telephone, confirmed thereafter by letter or facsimile.

12.                            Notices.  Except as otherwise provided herein, all communications hereunder shall be in writing and, if to Roth or any other Underwriter, shall be mailed, delivered or transmitted by facsimile to Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660, facsimile number: (949) 720-7227, Attention:  Managing Director; and if to the Company, shall be mailed, delivered or transmitted by facsimile to it at 747 Warehouse Street, Los Angeles, CA 90021, facsimile number: (213) 201-3048, Attention:  Glenn A. Weinman, Executive Vice President, General Counsel and Secretary, with a copy to (which shall not constitute notice), Skadden, Arps, Slate, Meagher & Flom LLP, 300 S. Grand Ave, Suite 3400, Los Angeles, CA 90071, facsimile number: (213) 621-5122, Attention:  Michelle Gasaway; or in each case to such other address as the person to be notified may have requested in writing.  Any party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

13.                            Persons Entitled to Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and the controlling persons, officers and directors referred to in Section 8.  Nothing in this Agreement is intended or shall be construed to give to any other person, firm or corporation any legal or equitable remedy or claim under or in respect of this Agreement or any provision herein contained.  The term “successors and assigns” as herein used shall not include any purchaser, as such purchaser, of any of the Shares from the Underwriters.

14.                            Absence of Fiduciary Relationship.  The Company acknowledges and agrees that: (a) the Underwriters have been retained solely to act as underwriters in connection with the sale of the Shares and that no fiduciary, advisory or agency relationship between the Company and the Underwriters have been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Underwriters have advised or are advising the Company on other matters; (b) the price and other terms of the Shares set forth in this Agreement were established by the Company following discussions and arms-length negotiations with the Underwriters and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (c) it has been advised that the Underwriters and their affiliates are engaged in a broad range of transactions that may involve interests that differ from those of the Company and that the Underwriters have no obligation to disclose such interest and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; (d) it has been advised that the Underwriters are acting, in respect of the transactions contemplated by this Agreement, solely for the benefit of the Underwriters, and not on behalf of the Company.

15.                            Amendments and Waivers.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver be deemed or constitute a continuing waiver unless otherwise expressly provided.

16.                            Partial Unenforceability.  The invalidity or unenforceability of any section, paragraph, clause or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph, clause or provision.

17.                            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

18.                            Authority of the Representative. In connection with this Agreement, the Representative will act for and on behalf of the Underwriters, and any action taken under this Agreement by the Representative, will be binding on all of the Underwriters.

19.                            Submission to Jurisdiction.  The Company irrevocably (a) submits to the jurisdiction of any court of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated by this Agreement, the Registration Statement and the Prospectus (each a “Proceeding”), (b) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (c) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) agrees not to commence any Proceeding other than in such courts, and (e) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum.  THE COMPANY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE REGISTRATION STATEMENT, AND THE PROSPECTUS.

20.                            Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission and electronic mail attaching a portable document file (.pdf)) in one or more counterparts and, if executed and delivered in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

Please sign and return to the Company the enclosed duplicates of this letter whereupon this letter will become a binding agreement between the Company and the Underwriters in accordance with its terms.

Very truly yours,

AMERICAN APPAREL, INC.

By:	/s/ John Luttrell
Name:	John Luttrell
Title:	Chief Financial Officer

Confirmed as of the date first above-

mentioned on behalf of itself and as Representative of

the several Underwriters named in Schedule I hereto.

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Aaron M. Gurewitz
Name:	Aaron M. Gurewitz
Title:	Head of Equity Capital Markets

[Signature page to Underwriting Agreement]

SCHEDULE I

Underwriter	Number of Underwritten Shares	Number of Additional Shares
Roth Capital Partners, LLC	40,260,000	6,039,000
Brean Capital, LLC	17,080,000	2,562,000
National Securities Corporation	3,660,000	549,000
Total	61,000,000	9,150,000

SCHEDULE II

Pricing Information Provided Orally by the Underwriters

Size:	61,000,000 shares of common stock

Over-allotment option:	9,150,000 additional shares of common stock

Public offering price:	$0.50 per share

Net proceeds (excluding the over-allotment):	$28.2 million (after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by the Company)

Capital One Waiver and Amendment	The Capital One Waiver and Amendment referred to in the Preliminary Prospectus Supplement was entered into as of March 25, 2014.

SCHEDULE III

None

SCHEDULE IV

1.            Dov Charney

2.            Martin Bailey

3.            John J. Luttrell

4.            Glenn A. Weinman

5.            Robert Greene

6.            Allan Mayer

7.            William Mauer

8.            David Danziger

9.            Marvin Igelman

Execution Version

EXHIBIT A

Form of Lock-Up Agreement

LOCK-UP LETTER

March ___, 2014

Roth Capital Partners, LLC

As Representative of the several underwriters

c/o Roth Capital Partners, LLC

888 San Clemente Drive

Newport Beach, California 92660

Ladies and Gentlemen:

The undersigned understands that Roth Capital Partners, LLC (“Roth”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with American Apparel, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by Roth and the several underwriters named therein of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”).

To induce Roth to continue its efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Roth, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus supplement relating to the Public Offering (the “Prospectus”) (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made during the Lock-Up Period in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock or any security convertible into or exercisable for Common Stock as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member or a charity or foundation or other organization; provided that in the case of any transfer or distribution pursuant to clause (b), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Lock-Up Period, (c) transfers of the undersigned’s shares of Common Stock by the Company, the plan administrator and/or the undersigned to satisfy any applicable federal and state income and employment taxes with respect to a grant, exercise or otherwise in respect of a stock award, including pursuant to the automatic share withholding by the Company with respect to a stock award in order to satisfy any applicable federal and state income and employment taxes or (d) transfers of the undersigned’s shares of Common Stock to the Company in connection with any surrender of such securities to the Company in a “cashless” exercise or otherwise as payment of the exercise price of any options or other stock awards or upon any termination of employment [or (e) after June 12, 2014, the sale of up to 100,000 shares of Common Stock]1.  In addition, the undersigned agrees that, without the prior written consent of Roth, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

If (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Lock-Up Period, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Roth waives such extension.

No provision in this agreement shall be deemed to restrict or prohibit the exercise or exchange or conversion by the undersigned of any option, right or warrant to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into Common Stock, provided that the undersigned does not transfer the Common Stock acquired on such exercise or exchange or conversion during the Lock-Up Period, unless otherwise permitted pursuant to the terms of this agreement.  In addition, no provision herein shall be deemed to restrict or prohibit the entry into or modification of a so-called “10b5-1” plan at any time (other than the entry into or modification of such a plan in such a manner as to cause the sale of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock within the Lock-Up Period).

The undersigned understands that the Company and Roth are relying upon this agreement in proceeding toward consummation of the Public Offering.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned understands that, if the Underwriting Agreement is not executed by March 31, 2014, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this letter agreement.

1  To be included only in Lock-Up Letter executed by Glenn A. Weinman and Martin Bailey.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions.  Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and Roth.

[Signature Page Follows]

Very truly yours,

(Name)

(Address)